Exhibit 10.1

SOFTWARE CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 1st day of October 2002 (the “Effective Date”), by and between Pumatech, Inc., a Delaware corporation, having its principal place of business at 2550 N. First Street, Suite 500, San Jose, California 95131, USA, (the “Company”), and SoftVision Consulting, SRL, a Romanian company, having the head office in Cluj, registered with the Register of Commerce under no. J12/1345/27.08.1998, fiscal code R 10938454, dully represented by Laurentiu Russo (the “Consultant”). The Company desires to retain Consultant to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.    SERVICES AND COMPENSATION

(a)    Consultant agrees to perform for the Company the services (“Services”) as described in Exhibit A incorporated herein by reference.

(b)    The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

(c)    The obligations of the Company related to performance of the Services are also set forth in Exhibit A.

2.    CONFIDENTIALITY

(a)    “Confidential Information” means any Company software code, including source (human readable) code, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment prior to, during and after the date hereof.

(b)    Consultant shall not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance on behalf of the Company of the Services and other services provided pursuant to separate written agreement between the parties or disclose the Company’s Confidential Information to any third party, and it is understood that such Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all necessary precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

(c)    Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant shall indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant or any third party under this Agreement.

(d)    Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)    Upon the termination of this Agreement, or upon Company’s earlier request, Consultant shall deliver to the Company all of the Company’s property or Confidential Information in tangible form that Consultant may have in Consultant’s possession or control.

3.    OWNERSHIP

(a)    Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets, as well as all derivatives and modifications thereof and thereto (collectively, “Inventions”), conceived, made or discovered by Consultant, solely or in collaboration with others, which relate in any manner to software development that Consultant may be directed to undertake, investigate or experiment with, in performing the Services hereunder, as well as all intellectual property rights therein and thereto, are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b)    Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)    Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

(d)    Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, incapacity, or for any other reason, to secure a signature by or on behalf of Consultant to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.    RECORDS AND REPORTS

Consultant shall maintain and make available to the Company upon request detailed records related to progress and the expenditure of time per person and materials and other costs in performing Services hereunder. In addition, Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto in a form reasonably requested by the Company. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services hereunder. In addition, Consultant agrees to maintain reasonably detailed daily time logs and to enter the time and descriptions of the Consultant’s Services daily into Company’s time tracking system.

5.    CONFLICTING OBLIGATIONS

(a)    Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would adversely affect Consultant’s performance hereunder, and Consultant agrees that Consultant shall not enter into any such conflicting Agreement during the term of this Agreement.

(b)    In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant further agrees that Consultant shall not, without Company’s prior written consent, design identical or substantially similar designs as those developed under this Agreement for any third party during the Term of this Agreement and for a period of * after the termination of this Agreement.

(c)    Company may interview the personnel the Consultant assigns to Company’s work. If Company determines that such personnel are not appropriate for the work based on their specific or general skills or their background and experience, Consultant shall use his/her best endeavors to assign other qualified personnel.

6.    TERM AND TERMINATION

(a)    This Agreement shall commence on the Effective Date and continue for one (1) year (the “Term”), unless terminated sooner pursuant to this Section 6 (“Term and Termination”).

(b)    The Company may terminate this Agreement without cause upon giving sixty (60) days prior written notice thereof to Consultant. If Company terminates this Agreement, for any reason other than cause, and fails to give Consultant at least * notice of termination, Company agrees to pay Consultant * in lieu of notice.

(c)    Either party may terminate this Agreement for cause upon giving * notice of a breach by the other hereunder, provided that such breach shall not have been completely remedied during such period.

(d)    Any such notice of termination shall be addressed to either party at the address shown below or such other address as either party may notify the other and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

(e)    Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)    that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services and related expenses, if any, in

*	Material has been omitted pursuant to a request for confidential treatment.

accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii)  Sections 2 (Confidentiality), 3 (Ownership), 5(b) (Conflicting Obligations), and 8 (Independent Contractors) shall survive termination of this Agreement, as well as all other provisions of this Agreement which by their terms or nature are intended to survive such termination.

7.    RETURN OF COMPANY MATERIALS

Consultant shall return to Company any Company property that has come into Consultant’s possession during the term of this Agreement, when requested by Company and in all events at the end of this Agreement, unless Consultant has received written authorization from Company to keep such property (subject always to the other provisions of this Agreement unless Company agrees to the contrary in writing).

8.    ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. At the decision of the Company, the present Agreement could be assign to any related parties or third parties without the agreement of the Consultant.

9.    INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor. The Company and Consultant agree that substantially all of the Services shall be performed at a location or locations other than the Company’s business premises.

10.    EQUITABLE RELIEF

Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

11.    NON-SOLICITATION

During the Term of this Agreement and for the * period following its termination, Company shall not directly solicit, offer employment, employ or retain as a consultant any employee of Consultant without the consent of Consultant. If Consultant consents to one or more of its employees becoming employee(s) of Company or consultant(s) to Company through a third party then Company and Consultant will negotiate in good faith to determine a mutually agreeable one-time payment (if any) to be made to Consultant. Notwithstanding the above, in no case shall the payment to Consultant under this Section 11 amount to more than * of the yearly salary of the solicited employee.

*	Material has been omitted pursuant to a request for confidential treatment.

12.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of California, United States of America without reference to conflict of law principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts sitting in Santa Clara County, California and/or the United States District Court of the Northern District of California, and the parties hereby agree to the personal and exclusive jurisdiction and venue of these courts.

13.    ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the Services.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOFTVISION CONSULTING, LLC “Consultant”		PUMATECH, INC. “Company”

By:	/s/ LAURENTIU RUSSO	By:	/s/ JOHN W. STOSSEL

Name:	Laurentiu Russo (Print)	Name:	John W. Stossel (Print)

Title:	CTO	Title:	VP Engineering

Address:	118 21st December Blvd.	Address:	2550 N. First Street, #500

Chuj, Romania		San Jose, California 95131

Attn:		Attn:	General Counsel

EXHIBIT A

SERVICES, COMPENSATION AND RELATED OBLIGATIONS

1.    Contacts.

(a) Consultant’s principal Company contact:

Name:	Laurentiu Russo

Title:	CTO

Tel. #:	011 40744 931 856

Fax:	+1309 218 5788

Email:	prusso@umgtech.com

(b) The Company’s principal Consultant contact:

Name:	John Stossel

Title:	Vice President of Engineering

Tel. #:	408-321-7650

Fax:	408-321-3886

2.    Services.

Work to be performed on various Pumatech engagements. General outsourcing as Company deems necessary or important to its operations.

3.    Obligations of the Company.

Provide telephone, email and face-to-face meeting support to Consultant.

4.    Obligations of the Consultant.

Provide written, weekly project status detailing resource utilization by name. Provide telephone, email and face-to-face meeting support to Company.

5.    Compensation.

Company agrees to pay the following rates to Consultant:

(i)    Managers / Project Leaders: $* USD per man month (to be pro-rated based upon days worked out of available work days);

(ii)    Senior Engineers: $* USD per man month (to be pro-rated based upon days worked out of available work days);

*	Material has been omitted pursuant to a request for confidential treatment.

(iii)    Mid Level Engineers: $* USD per man month (to be pro-rated based upon days worked out of available work days); and

(iv)    Junior Engineers: $* USD per man month (to be pro-rated based upon days worked out of available work days).

During the Term, Company agrees to provide Consultant with requests for services sufficient for Consultant to bill a minimum of $* USD per month based upon the above-referenced rates.

During the Term, Company agrees to pay Consultant $* USD for monthly internet charges.

In addition, the Company shall reimburse Consultant for reasonable expenses – including travel – if such expenses are approved in advance in writing (email OK) by Company.

Provided that Consultant has complied with all material terms and conditions hereunder, the Company shall pay to Consultant the amount described above within thirty (30) days after submission by Consultant of an invoice for services.

*	Material has been omitted pursuant to a request for confidential treatment.